                                  EXHIBIT 11


                        HAGGAR CORP. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


                                                      1996         1995        1994        1993        1992
                                                   ---------     --------    ---------   ---------   ---------

Net income (loss) to common stockholders           $  (2,420)    $  9,809    $  25,681   $  15,012   $  11,315
Weighted average common shares and
  common share equivalents outstanding                 8,552        8,623        8,700       7,956       5,805
                                                   ---------     --------    ---------   ---------   ---------

Net Income (loss) per common share and
  common share equivalent                          $   (0.28)    $   1.14    $    2.95   $    1.88   $    1.95
                                                   ---------     --------    ---------   ---------   ---------
                                                   ---------     --------    ---------   ---------   ---------

Computation of net income (loss) to
  common stockholders:
    Net income (loss)                              $  (2,420)    $  9,809    $  25,681   $  15,012   $  12,432
    Cumulative preferred stock dividend                    -            -            -           -      (1,117)
                                                   ---------     --------    ---------   ---------   ---------
                                                   $  (2,420)    $  9,809    $  25,681   $  15,012   $  11,315
                                                   ---------     --------    ---------   ---------   ---------
                                                   ---------     --------    ---------   ---------   ---------

Computation of weighted average common shares and
  Common share equivalents outstanding:
    Weighted average common shares outstanding         8,551        8,546        8,537       5,928       5,805
    Share equivalents, due to stock options(1)             1           77          163           -           -
    Preferred shares converted to common shares            -            -            -         622           -
    New common shares issued                               -            -            -       1,406           -
                                                   ---------     --------    ---------   ---------   ---------
                                                       8,552        8,623        8,700       7,956       5,805
                                                   ---------     --------    ---------   ---------   ---------
                                                   ---------     --------    ---------   ---------   ---------

     (1) Common share equivalents due to stock options have been calculated using the treasury stock method and the average stock price for both the primary and fully diluted earnings per share.